Exhibit 12.1

Newcastle Investment Corp.
Ratio of Earnings to Fixed Charges
	Nine Months Ended	Year Ended December 31,
	September 30, 2006	2005	2004	2003	2002	2001

Income before equity in earning of unconsolidated subsidiaries	$ 89,848	$ 109,238	$ 84,012	$ 54,379	$ 29,901	$ 31,717

Fixed charges (A)	265,113	226,446	136,398	76,877	44,238	30,495

Distributed income of equity investees	3,915	5,609	9,957	862	1,764	3,949

Earnings	$ 358,876	$ 341,293	$ 230,367	$ 132,118	$ 75,903	$ 66,161

Fixed charges (A)	$ 265,113	$ 226,446	$ 136,398	$ 76,877	$ 44,238	$ 30,495

Ratio of Earnings to Fixed Charges	1.35	1.51	1.69	1.72	1.72	2.17

(A) Fixed charges

Interest expense	$ 265,113	$ 226,446	$ 136,398	$ 76,877	$ 44,238	$ 30,495

Fixed charges	$ 265,113	$ 226,446	$ 136,398	$ 76,877	$ 44,238	$ 30,495

Newcastle Investment Corp.
Ratio of Earnings to Combined Fixed Charges

	Nine Months Ended	Year Ended December 31,
	September 30, 2006	2005	2004	2003	2002	2001

Income before equity in earning of unconsolidated subsidiaries	$ 89,848	$ 109,238	$ 84,012	$ 54,379	$ 29,901	$ 31,717

Fixed charges (A)	265,113	226,446	136,398	76,877	44,238	30,495

Distributed income of equity investees	3,915	5,609	9,957	862	1,764	3,949

Earnings	$ 358,876	$ 341,293	$ 230,367	$ 132,118	$ 75,903	$ 66,161

Combined fixed charges and preferred dividends (B)	$ 272,098	$ 233,130	$ 142,492	$ 81,650	$ 45,400	$ 33,035

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	1.32	1.46	1.62	1.62	1.67	2.00

(B) Combined Fixed Charges and Preferred Dividends

Interest expense	$ 265,113	$ 226,446	$ 136,398	$ 76,877	$ 44,238	$ 30,495
Preferred dividends and related accretion	6,985	6,684	6,094	4,773	1,162	2,540

Combined fixed charges and preferred dividends	$ 272,098	$ 233,130	$ 142,492	$ 81,650	$ 45,400	$ 33,035